Exhibit (d)(1)(b)

Addendum to Investment Management Agreement

Dated June 9, 2015

Between

Forward Funds

and

Forward Management, LLC

THIS ADDENDUM is made effective as of October 16, 2018, by and between Forward Management, LLC d/b/a Salient (“Forward Management”), and Forward Funds (the “Trust”).

WHEREAS, Forward Management and the Trust have entered into an Investment Management Agreement dated June 9, 2015, as amended (the “Agreement”); and

WHEREAS, the Board of Trustees (the “Board”) of the Trust approved on June 8, 2018 the liquidations of the Salient Adaptive Balanced Fund, Salient Adaptive Income Fund, Salient Adaptive US Equity Fund, Salient EM Infrastructure Fund, Salient International Dividend Signal Fund, Salient Real Estate Fund, Salient Select Opportunity Fund, and Salient US Dividend Signal Fund, and the reorganization of Salient Tactical Real Estate Fund and Salient International Real Estate Fund into Salient Global Real Estate Fund; and

WHEREAS, the Board approved on July 31, 2018 the liquidation of the Salient Tactical Muni & Credit Fund; and

WHEREAS, the Trust and Forward Management wish to modify Exhibit A of the Agreement to reflect the foregoing;

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	Exhibit A. Exhibit A is replaced in its entirety with the attached Schedule A.

2.	Remainder of the Agreement. All services under the Agreement shall continue until such services are no longer rendered. All other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, this Addendum has been executed by a duly authorized representative of each of the parties hereto on September 19, 2018, to be effective as of the date of the Addendum first set forth above.

Forward Management, LLC		Forward Funds

By:	/s/ Jonathan W. DePriest	By:	/s/ Kristen Bayazitoglu
Name:	Jonathan W. DePriest	Name:	Kristen Bayazitoglu
Title:	EVP & General Counsel	Title:	Secretary

EXHIBIT A TO INVESTMENT MANAGEMENT AGREEMENT

Fund	Advisory Fee
Salient Global Real Estate Fund	1.00%

Salient International Small Cap Fund	1.00% up to and including $500 million 0.975% over $500 million up to and including $1 billion 0.95% over $1 billion

Salient Select Income Fund	1.00%

Salient Tactical Growth Fund	1.15% up to and including $1 billion 1.05% over $1 billion

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